Exhibit 99.1
Oceaneering Announces Record Fourth Quarter and Annual Earnings
—Quarterly Earnings Increase Over 65%
—Annual Earnings Increase Over 55%
—2006 EPS Guidance Raised—
February 21, 2006 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2005.
During the fourth quarter of 2005, on revenue of $289 million, Oceaneering generated net income of $19.7 million, or $0.72 per share. During the corresponding period in 2004, Oceaneering reported revenue of $226 million and net income of $11.7 million, or $0.45 per share. For the year 2005, Oceaneering reported net income of $62.7 million, or $2.34 per share, on revenue of $999 million. Net income for 2004 was $40.3 million, or $1.57 per share, on revenue of $780 million.
Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2005	2004	2005	2005	2004
Revenue	$288,725	$226,038	$263,111	$998,543	$780,181
Gross Margin	$56,176	$39,095	$49,334	$179,280	$131,803
Operating Income	$30,581	$19,357	$28,335	$94,069	$63,864
Net Income	$19,701	$11,712	$17,714	$62,680	$40,300

Diluted Earnings Per Share	$0.72	$0.45	$0.66	$2.34	$1.57

Weighted Average Number of Diluted Shares	27,282	25,903	26,921	26,824	25,685
Year over year fourth quarter net income improved $8.0 million as a result of record operating income contributions from Subsea Projects and Subsea Products. The 2005 quarterly operating results included a $6.1 million pre-tax asset write-down related to the retirement of four remotely operated vehicles (ROVs) and other miscellaneous ROV components. Additionally during the fourth quarter, Oceaneering settled certain foreign income tax liabilities for a total of $1.8 million less than the provisions made in prior years. This resulted in a 29.2% effective income tax rate for the fourth quarter and 33.6% for all of 2005, as compared to the 35.5% rate previously estimated.
Annual net income improved $22.4 million due to higher operating income from all of Oceaneering’s oilfield segments and equity income from the Medusa Spar. Oceaneering realized record Remotely Operated Vehicle (ROV), Subsea Projects, and Inspection segment operating income. Record Mobile Offshore Production Systems (MOPS) pre-tax income contribution, including equity income from the Medusa Spar, was also achieved. While not a record, Subsea Products’ operating income in 2005 was over 25% more than the amount reported for 2004.
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John Huff, Chairman and Chief Executive Officer, stated, “Results for the fourth quarter and the year were exceptional. We achieved the highest net income in Oceaneering’s history in both periods.
“For the second consecutive year and the fourth time in the past five years we achieved record annual earnings, up 56% over 2004. These earnings reflect the growth strategy we have put in place, the ongoing secular demand growth for our offshore oilfield niche markets, and our participation in Gulf of Mexico hurricane damage inspection and repair projects. In this market environment we were able to increase pricing and utilization of our assets.
“We achieved record annual operating income results from our ROV, Subsea Projects, and Inspection segments. ROV fleet utilization increased to 83%, from 70% in 2004; our average fleet size grew; and we obtained higher average pricing per day on hire. Subsea Projects vessel utilization increased to 84%, up from 66% last year. Furthermore, we were able to provide additional services on three vessels and a barge we chartered on the spot market. Inspection succeeded in selling more value-added services and in reducing expenses. We also earned record MOPS pre-tax income, including over $10 million in equity income from our ownership position in the Medusa Spar.
“Our Subsea Products segment achieved its second best annual operating income result on the strength of increased specialty product sales. At year end our backlog was $196 million, up nearly 150% from $79 million at the beginning of the year. During the year we made significant progress toward installing steel tube umbilical manufacturing capability in our Panama City, Florida facility. We will commence our first major steel tube umbilical job at this plant by the end of the first quarter of 2006.
“During the year we invested nearly $130 million, including $51 million to expand our Subsea Products line and manufacturing capabilities and $56 million to modernize and increase the size of our ROV fleet. These capital investments position Oceaneering for increased profitability in the years ahead. At year end our debt-to-capitalization was 25% and we remain committed to using our resources to continue our growth strategy.
“Looking forward, our 2006 outlook has improved since we last reported earnings and we now expect to achieve record EPS of $2.90 to $3.10. The 2006 EPS growth is anticipated to be driven by profit improvements from: Subsea Products, particularly our steel tube umbilical manufacturing operation; ROVs due to higher pricing, a larger fleet size, and increased utilization; and Subsea Projects as a result of a general escalation in deepwater infrastructure inspection, repair, and maintenance activities and continuation of hurricane pipeline and platform repair work. For the first quarter we are forecasting EPS of $0.65 to $0.75 based on an estimated effective tax rate of 35.5%. We expect our first quarter pre-tax income result to be at least as good as we have reported for the fourth quarter of 2005.”
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: assessment of ongoing secular demand growth for its offshore oilfield niche markets; expected time to commence the first major steel tube umbilical job in the U.S.; estimated record EPS range for 2006; and EPS forecast, estimated effective tax rate, and expected pre-tax income for the first quarter of 2006. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.
Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the aerospace, and marine engineering and construction industries.
For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for February 22, 2006 at 10:00 a.m. central time, can be heard at www.companyboardroom.com (enter ticker OII).

PR 941	- Tables follow on next page —

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2005	Dec. 31, 2004
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $26,308 and $16,781)	$394,233	$276,876
Net Property and Equipment	409,201	401,054
Other Assets	186,134	141,734

TOTAL ASSETS	$989,568	$819,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$222,667	$170,672
Long-term Debt	174,000	142,172
Other Long-term Liabilities	56,783	52,383
Shareholders’ Equity	536,118	454,437

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$989,568	$819,664

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	December 31,
	2005	2004	2005	2005	2004
	(in thousands, except per share amounts)
Revenue	$288,725	$226,038	$263,111	$998,543	$780,181
Cost of Services and Products	232,549	186,943	213,777	819,263	648,378

Gross Margin	56,176	39,095	49,334	179,280	131,803
Selling, General and Administrative Expense	25,595	19,738	20,999	85,211	67,939

Income from Operations	30,581	19,357	28,335	94,069	63,864
Interest Income	170	110	181	505	999
Interest Expense	(3,032)	(1,985)	(2,655)	(10,102)	(8,388)
Equity Earnings of unconsolidated affiliates, net	533	174	1,829	10,410	6,110
Other Income (Expense), net	(437)	(715)	(225)	(432)	(1,662)

Income before income taxes	27,815	16,941	27,465	94,450	60,923
Provision for Income Taxes	(8,114)	(5,229)	(9,751)	(31,770)	(20,623)

Net Income	$19,701	$11,712	$17,714	$62,680	$40,300

Diluted Earnings per Share	$0.72	$0.45	$0.66	$2.34	$1.57
Weighted average number of common shares and equivalents	27,282	25,903	26,921	26,824	25,685
The above Condensed Consolidated Balance Sheets and
Consolidated Statements of Income should be read in conjunction with the
Company’s latest Annual Report, Quarterly Report on Form 10-Q and
Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended			For the Year Ended
		Dec. 31,	Dec 31,	Sept. 30,	Dec. 31,	Dec. 31,
		2005	2004	2005	2005	2004
		($ in thousands)
Remotely Operated Vehicles	Revenue	$86,206	$65,882	$85,749	$315,178	$223,914
	Gross margin	$18,715	$17,593	$27,948	$84,419	$59,501
	Gross margin %	22%	27%	33%	27%	27%
	Operating income	$14,319	$14,038	$24,061	$68,962	$48,397
	Days available	16,263	15,456	15,923	62,429	57,452
	Utilization	85%	74%	88%	83%	70%

Subsea Products	Revenue	$83,893	$53,397	$65,430	$239,039	$160,410
	Gross margin	$18,245	$8,986	$10,522	$37,113	$26,971
	Gross margin %	22%	17%	16%	16%	17%
	Operating income	$11,636	$3,930	$4,020	$13,941	$10,891
	Backlog	$196,000	$79,000	$181,000	$196,000	$79,000

Subsea Projects	Revenue	$43,663	$26,070	$30,023	$121,628	$70,254
	Gross margin	$13,612	$4,392	$8,327	$31,122	$10,297
	Gross margin %	31%	17%	28%	26%	15%
	Operating income	$12,275	$3,147	$7,176	$26,219	$5,472

Mobile Offshore Production Systems	Revenue	$13,083	$11,879	$12,898	$50,091	$49,387
	Gross margin	$5,100	$4,851	$4,323	$18,330	$18,347
	Gross margin %	39%	41%	34%	37%	37%
	Operating income	$4,780	$4,477	$4,019	$16,796	$16,565

Inspection	Revenue	$34,490	$35,866	$39,972	$154,857	$145,691
	Gross margin	$4,077	$3,211	$6,058	$21,704	$16,351
	Gross margin %	12%	9%	15%	14%	11%
	Operating income	$234	$24	$3,085	$7,946	$4,564

Advanced Technologies	Revenue	$27,390	$32,944	$29,039	$117,750	$130,525
	Gross margin	$3,727	$6,368	$4,636	$20,772	$25,016
	Gross margin %	14%	19%	16%	18%	19%
	Operating income	$1,431	$4,441	$2,779	$12,539	$17,515

Unallocated Expenses	Gross margin	$(7,300)	$(6,306)	$(12,480)	$(34,180)	$(24,680)
	Operating income	$(14,094)	$(10,700)	$(16,805)	$(52,334)	$(39,540)

TOTAL	Revenue	$288,725	$226,038	$263,111	$998,543	$780,181
	Gross margin	$56,176	$39,095	$49,334	$179,280	$131,803
	Gross margin %	19%	17%	19%	18%	17%
	Operating income	$30,581	$19,357	$28,335	$94,069	$63,864

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$37,394	$31,280	$7,769	$129,029	$153,184
Depreciation and amortization		$24,740	$17,173	$18,683	$79,613	$65,619